Exhibit 99.1

HCI Group Reports Second Quarter and Six-Month 2017 Results

Tampa, Fla. – August 2, 2017 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners’ insurance with additional operations in reinsurance, real estate and information technology, reported results for the three and six months ended June 30, 2017.

Second Quarter 2017 - Financial Results

Net income for the second quarter of 2017 totaled $9.5 million or $0.93 diluted earnings per share compared with $7.0 million or $0.71 diluted earnings per share in the second quarter of 2016.

Gross premiums earned decreased to $90.1 million from $94.9 million in the same period in 2016. The decrease in 2017 was attributable to expected policy attrition as well as the effect of a rate decrease on new and renewal policies beginning in January 2016. Gross premiums written were $134.4 million compared with $139.5 million in the same quarter of 2016.

Premiums ceded decreased to $28.2 million or 31.3% of gross premiums earned from $36.4 million or 38.3% of gross premiums earned in the second quarter of 2016. The decrease was primarily attributable to the lower cost of the 2016/2017 reinsurance program, which began June 1, 2016 as compared with the costs of the 2015/2016 program that began June 1, 2015. Reinsurance costs for the 2017/2018 program year are expected to be similar to those of the 2016/2017 program year while permitting the company to retain less risk.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) were $61.8 million compared with $58.5 million in the same period in 2016.

Investment related income was $4.6 million compared with $2.1 million in the same period in 2016.

Losses and loss adjustment expenses were $27.7 million compared with $26.3 million in the same period in 2016. The increase in 2017 was attributable to reserve strengthening for prior years in response to the increasing effect of litigation related to assignments of insurance benefits.

Policy acquisition and other underwriting expenses were $10.1 million compared with $10.9 million in the comparable period in 2016. The $800,000 decrease was due to a decrease in commissions and premium taxes resulting from policy attrition and the effect of the rate decrease.

Salaries and wages were $5.4 million compared with $5.7 million in the same period in 2016. The decrease was primarily attributable to the capitalized payroll costs related to software developed for internal use.

Interest expense was $4.4 million compared with $2.6 million in the same period in 2016. The increase resulted from the effect of the issuance of 4.25% convertible senior notes in March 2017, offset in part by the redemption of the 8% senior notes in April 2017.

Second Quarter 2017 - Financial Ratios

The loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) for the second quarter 2017 was 44.7% compared with 44.9% for the second quarter of 2016.

The expense ratio (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 41.4% compared with 41.0% for the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 86.1% compared with 85.9% for the second quarter of 2016.

Six Months Ended June 30, 2017 - Financial Results

Net income for the six months ended June 30, 2017 totaled $21.6 million or $2.07 diluted earnings per share compared with $13.1 million or $1.31 diluted earnings per share for the six months ended June 30, 2016.

Gross premiums earned decreased to $181.7 million from $193.7 million in the same period in 2016. The decrease in 2017 was attributable to expected policy attrition as well as the effect of a rate decrease on new and renewal policies beginning in January 2016. Gross premiums written were $205.9 million compared with $215.0 million in the same six-month period of 2016.

Premiums ceded were $56.8 million or 31.3% of gross premiums earned compared with $76.8 million or 39.6% of gross premiums earned during the same period in 2016.

Net premiums earned increased to $124.9 million from $117.0 million for the six months ended June 30, 2016.

Investment related income was $8.1 million compared with $3.5 million in the same period in 2016.

Losses and loss adjustment expenses for the six months ended June 30, 2017 and 2016 were $53.2 million and $53.4 million, respectively.

Policy acquisition and other underwriting expenses were $19.7 million compared with $22.0 million for the six months ended June 30, 2016.

Salaries and wages were $10.4 million compared with $11.1 million in the same period in 2016.

Book value per share, defined as shareholders’ equity divided by common shares outstanding at the end of the period, was $25.99 at June 30, 2017 compared with $25.23 at December 31, 2016.

Six Months Ended June 30, 2017 - Financial Ratios

The loss ratio for the six months ended June 30, 2017 was 42.6% compared with 45.6% in the six months ended June 30, 2016.

The expense ratio was 39.0% compared with 41.0% in the same period in 2016. Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 81.6% compared with 86.6% in the same period in 2016.

Management Commentary

“The results reflect the strength of our core insurance business and our continued efforts to optimize the quality of our book of policies,” said Paresh Patel, HCI’s chairman and chief executive officer.

Conference Call

HCI Group will hold a conference call later today, August 2, 2017 to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Mark Harmsworth will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through September 2, 2017.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 18240

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and the S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that reinsurance costs for the 2017/2018 program year will be similar to those of the

2016/2017 program year while permitting the company to retain less risk. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Najim Mostamand

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At June 30, 2017	At December 31, 2016
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $247,147 and $167,231, respectively)	$248,646	166,248
Equity securities, available for sale, at fair value (cost: $52,785 and $47,750, respectively)	56,152	53,035
Limited partnership investments, at equity	19,900	29,263
Investment in unconsolidated joint venture, at equity	1,680	2,102
Real estate investments (inclusive of $4,481 and $3,404 of consolidated variable interest entities, respectively)	49,286	48,086

Total investments	375,664	298,734
Cash and cash equivalents (inclusive of $69 and $65 of consolidated variable interest entities, respectively)	296,520	280,531
Accrued interest and dividends receivable	2,081	1,654
Premiums receivable	26,621	17,276
Prepaid reinsurance premiums	36,032	24,554
Income taxes receivable	973	2,811
Deferred income taxes, net	—	250
Deferred policy acquisition costs	20,251	16,639
Property and equipment, net	12,080	11,374
Intangible assets, net	4,656	4,899
Other assets (inclusive of $49 and $0 of consolidated variable interest entities, respectively)	17,840	11,342

Total assets	$792,718	670,064

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$73,089	70,492
Unearned premiums	199,970	175,803
Advance premiums	14,967	4,651
Assumed reinsurance balances payable	181	3,294
Accrued expenses (inclusive of $117 and $68 of consolidated variable interest entities, respectively)	10,828	6,513
Income taxes payable	—
Deferred income taxes, net	4,383
Long-term debt	234,817	138,863
Other liabilities (inclusive of $17 and $11 of consolidated variable interest entities, respectively)	16,058	26,702

Total liabilities	554,293	426,318

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,172,802 and 9,662,761 shares issued and outstanding in 2017 and 2016, respectively)	—	—
Additional paid-in capital	—	8,139
Retained income	235,436	232,964
Accumulated other comprehensive income, net of taxes	2,989	2,643

Total stockholders’ equity	238,425	243,746

Total liabilities and stockholders’ equity	$792,718	670,064

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue

Gross premiums earned	$90,088	94,912	$181,707	193,731
Premiums ceded	(28,241)	(36,384)	(56,824)	(76,756)

Net premiums earned	61,847	58,528	124,883	116,975
Net investment income	2,810	1,725	5,644	3,215
Net realized investment gains (losses)	1,787	391	2,502	316
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(177)	(228)	(390)	(636)
Portion of loss recognized in other comprehensive income, before taxes	—	(314)	—	(581)

Net other-than-temporary impairment losses	(177)	(542)	(390)	(1,217)
Policy fee income	908	988	1,816	1,995
Gain on repurchases of convertible senior notes	—	—	—	153
Other	405	430	838	830

Total revenue	67,580	61,520	135,293	122,267

Expenses

Losses and loss adjustment expenses	27,665	26,272	53,194	53,352
Policy acquisition and other underwriting expenses	10,070	10,879	19,719	21,989
Salaries and wages	5,443	5,680	10,446	11,064
Interest expense	4,378	2,611	7,920	5,440
Loss on repurchase of senior notes	743	—	743
Other operating expenses	4,976	4,849	9,824	9,496

Total operating expenses	53,275	50,291	101,846	101,341

Income before income taxes	14,305	11,229	33,447	20,926

Income tax expense	4,763	4,205	11,885	7,846

Net income	$9,542	7,024	$21,562	13,080

Basic earnings per share	$1.05	0.71	$2.32	1.31

Diluted earnings per share	$0.93	0.71	$2.07	1.31

Dividends per share	$0.35	0.30	$0.70	0.60